                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G
                                 (RULE 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
             TO RULES 13d-1(b) AND (c) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)
                                (AMENDMENT NO. 1)


                           SCHEIN PHARMACEUTICAL, INC.
                                (Name of Issuer)





                     COMMON STOCK, PAR VALUE $0.01 PER SHARE
                         (Title of Class of Securities)


                                   806416 10 3
                                 (CUSIP Number)


                                  JULY 6, 2000
             (Date of Event Which Requires Filing of this Statement)



         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

[ ] Rule 13d-1(b)

[ ] Rule 13d-1(c)

[X] Rule 13d-1(d)


                                Page 1 of 4 Pages

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================================================================================
CUSIP NO. 806416 10 3             13G                          PAGE 2 OF 4 PAGES
================================================================================
 1  NAME OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    BAYER CORPORATION

--------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
    N/A                                                                  (b) [ ]

--------------------------------------------------------------------------------
 3  SEC USE ONLY

--------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OF ORGANIZATION

    INDIANA

--------------------------------------------------------------------------------
                   | 5     SOLE VOTING POWER
                   |
   NUMBER OF       |       -0-
    SHARES         |
 BENEFICIALLY      |
   OWNED BY        |
     EACH          |
  REPORTING        |
    PERSON         |------------------------------------------------------------
     WITH          | 6     SHARED VOTING POWER
                   |
                   |       -0-
                   |
                   |------------------------------------------------------------
                   | 7     SOLE DISPOSITIVE POWER
                   |
                   |       -0-
                   |
                   |------------------------------------------------------------
                   | 8     SHARED DISPOSITIVE POWER
                   |
                   |       -0-
--------------------------------------------------------------------------------
 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    -0-

--------------------------------------------------------------------------------
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]

--------------------------------------------------------------------------------
 11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    0.0%

--------------------------------------------------------------------------------
 12 TYPE OF REPORTING PERSON*

    CO
================================================================================


                      *SEE INSTRUCTIONS BEFORE FILLING OUT


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         This Amendment No. 1 supplements and amends the Statement on Schedule
13G filed on February 12, 1999 by Bayer Corporation (the "Schedule 13G").


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         The response to Item 5 of the Schedule 13G is hereby amended to read in its entirety as follows:

                  On July 6, 2000, the reporting person ceased to beneficially own any shares of common stock of Schein Pharmaceutical, Inc.


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                                   SIGNATURES


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: August 1, 2000                   BAYER CORPORATION


                                        By: /s/  JON R. WYNE
                                           ----------------------
                                           Jon R. Wyne
                                           Senior Vice President and Treasurer